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                                                       -------------------------
                                                                   Bank Officer

                                     NOTE

                                                      Philadelphia, Pennsylvania
$65,000,000                                                   September 30, 1997



                  FOR VALUE RECEIVED, PREIT ASSOCIATES, L.P., a Delaware limited partnership (the "Borrower") promises to pay to the order of CoreStates Bank, N.A., a national banking association ("Lender") on or before the Termination Date (as defined in the Revolving Credit Loan Agreement of even date by and among Borrower, Lender, CoreStates Bank, N.A., as agent, Firstrust Savings Bank, Fleet Bank, N.A., PNC Bank, National Association, and Summit Bank (the "Loan Agreement") with respect to the Facility), the lesser of (x) Sixty Five Million Dollars ($65,000,000) or (y) Lender's Pro Rata Share of the unpaid principal amount of all Advances made by the Lenders to the Borrower under the Loan Agreement, in lawful money of the United States of America and in immediately available funds. All initially capitalized terms used herein shall have the same meanings ascribed to them in the Loan Agreement unless the context clearly requires to the contrary.

                  Borrower also promises to pay interest on the unpaid principal amount of Lenders' Pro Rata Share of all Advances from the Funding Date to maturity (whether by acceleration or otherwise) with respect to Base Rate Loans, at the Base Rate per annum, and with respect to Adjusted LIBOR Loans, at the sum of the Adjusted LIBOR on the relevant Interest Rate Determination Date plus the Applicable Margin. The applicable basis for determining the rate of interest with respect to Advances shall be selected by Borrower at the time a Notice of Borrowing is given pursuant to Section 2.2.2 of the Loan Agreement or a Notice of Rate Election is given pursuant to
Section 2.2.3 of the Loan Agreement. If on any day an Advance is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of the Loan Agreement specifying the basis for determining the rate of interest, then such Advance shall bear interest as if a Base Rate Loan. The rate of interest payable with respect to Adjusted LIBOR Loans shall be recalculated from time to time in accordance with the provisions of Section
2.14 of the Loan Agreement.

                  Interest shall be payable on the Loans in arrears through the last Business Day of each month, with the first payment to be made on the first Business Day of the month next following the Closing Date and continuing thereafter on the first Business Day of each month and at maturity.

                  Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payment on the Loans not paid when due, and any other amount due to Agent or Lender under the Loan Agreement or any other Loan Document not paid when due, in any case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate which is two percent (2%)




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per annum in excess of (i) with respect to Adjusted LIBOR Loans, the applicable
Interest Rate until the expiration of the then applicable Interest Period, and after the expiration of the then applicable Interest Period at a rate which is two percent (2%) in excess of the Base Rate and (ii) with respect to Base Rate Loans, at a rate which is two percent (2%) per annum in excess of the Base Rate.

                  This Note is one of the Notes referred to in the Loan Agreement and is issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions on which Lender's Pro Rata Share of the Advances evidenced hereby and by the other Notes were made and are to be repaid. All recoveries by Lender under this Note or otherwise are subject to the provisions of Article 9 of the Loan Agreement.

                  All payments of principal and interest in respect of this Note shall be made by Borrower without setoff or counterclaim in immediately available funds and delivered to Agent not later than 12:00 noon (Philadelphia time) on the date due at Agent's offices located at Widener Building, 10th Floor, 1339 Chestnut Street, FC 1-8-10-67, Philadelphia, Pennsylvania 19107 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Loan Agreement. Funds received by Agent after that time shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

                  Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

                  Borrower authorizes Agent to charge Borrower's accounts with Agent (but only to the extent there are sufficient funds therein) in order to cause timely payment to be made to Agent of all principal, interest and fees hereunder as provided in Section 1.5 of the Loan Agreement.

                  Borrower may prepay all or any portion of the outstanding principal balance hereof subject to the terms and conditions of the Loan Agreement.

                  The liabilities and obligations of the Borrower hereunder shall be unconditional without regard to the liability or obligations of any other party and shall not be in any manner affected by any indulgence whatsoever granted or consented to by Lender, including, but without being limited to, any extension of time, renewal, waiver or other modification. Any failure of Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter.

                  This Note shall be governed as to its validity, interpretation and effect by the internal laws of the Commonwealth of Pennsylvania for contracts made and to be performed in Pennsylvania. Borrower consents to the jurisdiction of the courts of Philadelphia County, Pennsylvania, or at the election of the holder hereof, the United States District Court for the Eastern District of Pennsylvania, in any and all actions and proceedings by Lender, and the


                                     (2)

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Borrower hereby irrevocably agrees to service of process by registered mail, return receipt requested, postage prepaid at the Borrower's address appearing on Lender's records.

                  BORROWER HEREBY WAIVES, AND LENDER BY ITS ACCEPTANCE HEREOF THEREBY WAIVES, TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS NOTE OR THE RELATIONSHIP EVIDENCED HEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO, ACCEPT OR RELY UPON THIS NOTE.

                  Borrower hereby waives presentment, demand for payment, notice of dishonor or acceleration, protest or notice of protest and any and all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

                  Lender may assign a portion or portions of its rights and obligations under this Note subject to the terms and conditions of the Loan Agreement.

                  Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon and Lender's Pro Rata Share of all other Indebtedness may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

                  The terms of this Note may not be changed or amended orally but only by an agreement in writing and signed by all Lenders (or by such number of Lenders as all Lenders may from time to time agree in writing) and Borrower.

                  Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, as provided in Section 1.6 of the Loan Agreement, incurred in the collection and enforcement of this Note. Borrower and endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                  If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

                  The name and designation Pennsylvania Real Estate Investment Trust is the designation of the Trustees from time to time under the Trust Agreement amended and restated as of September 29, 1997, and all persons dealing with the Pennsylvania Real Estate Investment Trust must look solely to the Trust property for the enforcement of any claims against the Pennsylvania Real Estate Investment Trust, as neither the Trustees, officers, agents or shareholders of the Pennsylvania Real Estate Investment Trust assume any personal liability for

                                     (3)


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obligations entered into by the Pennsylvania Real Estate Investment Trust by reason of their status as said Trustee, officer, agent or shareholder.

                  IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

                                 PREIT ASSOCIATES, L.P., a Delaware
                                 limited partnership by its sole general partner

                                 PENNSYLVANIA REAL ESTATE
                                 INVESTMENT TRUST


                                 By:  /s/ Jeffrey A. Linn
                                     -------------------------------------------
                                     Jeffrey A. Linn, Senior Vice
                                     President - Acquisitions and Secretary